Crown Cork & Seal Company, Inc.

                                     Exhibit 11

                 	Computation of Earnings per Common Share

                                         Three months ended  Nine Months ended
                                            September 30,       September 30,
                                           1996      1995      1996     1995
Line
 1  Net income(loss) available to common
       shareholders                      $103,461 $(19,896)  $230,896 $68,802

 2  Weighted average number of shares
      outstanding during period           128,181   90,469    120,504  90,105

 3  Net shares issuable upon exercise of
      stock options - primary                 330      372        317     514

 4  Net shares issuable upon exercise of
      stock options - fully diluted           342      372        333     516

 5  Average convertible preferred stock*
            (if converted method)          11,326        0      9,001       0

 6  Preference dividends                 $  5,859        0    $13,863       0

 7  Primary earnings(loss) per share        $0.81   ($0.22)     $1.91   $0.76
              (1/(2+3))

 8  Fully diluted earnings(loss)per share
       ((1+6)/(2+4+5))                      $0.78   ($0.22)     $1.89   $0.76


  * Preferred shares are convertible into common stock at .911 at the discretion of the holder and amounts presented are based on the issuance date of February 26, 1996.